Exhibit 1.2

APPROVED
By decision of the Board of Directors
of Mobile TeleSystems
Open Joint Stock Company
13.02.2014, Minutes No. 222

Code of Corporate Conduct and

Business Ethics of

Mobile TeleSystems OJSC

Moscow 2014

Dear Colleagues,

The leading market position our company currently occupies is determined to a large extent by the scale and turnover of its operations, its dynamic development and its constant differentiation of products and services for its subscribers. Yet, in order to be a successful company in today’s world, striving for improved investment and operational efficiency simply isn’t enough. The prominence of our company dictates that we continue our best efforts to ensure its stainless business reputation. With each new achievement, our level of responsibility towards all stakeholders and the public increases. Each of us must comport ourselves in accordance with the highest standards of business ethics and professional conduct.

This Code is a fundamental document that we must use as guidance in our daily work — a document that serves to protect our company’s good name and preserve our competitive advantage. We, all of the employees of MTS, endeavor every day to build our business, our reputation, and our good name. We must never disregard the principles and standards of the honest, ethical business practices enshrined in our Code. Fair business practice, the quality that defines us as representatives of MTS, is everyone’s responsibility!

All MTS employees, without exception, must be thoroughly familiar with the provisions of the MTS Code of Corporate Conduct and Business Ethics. Each of us is personally responsible for adhering to the rules and standards of fair business practices. I ask you to read through this Code of Corporate Conduct and Business Ethics and call upon you to abide by its provisions in your daily work.

Andrei Dubovskov,

President, Mobile TeleSystems OJSC

INTRODUCTION	4

MTS and its employees	5

Work environment	5
Workplace behavior	5
Conflict of interest	6
Gifts and entertainment	7
Confidential or proprietary information	8
Safeguarding and use of company property	8

MTS and its clients	10

Handling customer requests	10
Fair marketing	11
Combating fraud on communication networks	11
Data privacy	12

mts and the public	14

Corporate social responsibility	14
Philanthropy	15
Public appearances, statements and interacting with the mass media and social networks	15
Environment	16

MTS and the law	18

Anti-money laundering and combating the financing of terrorism	18
Prohibited content	18
Interacting with state agencies	18
Anticorruption legislation	19
Competition and anti-trust legislation	19
Use of insider information	20
Business transparency and financial statements integrity	20
Company accounts and records	21

communicating and reporting ON code violations	23

conclusion	24

INTRODUCTION

This Code of Corporate Conduct and Business Ethics (hereinafter, the “Code”) contains the basic principles of business practice that are in place at Mobile TeleSystems Open Joint-Stock Company (hereinafter, “MTS”). In its operations, MTS abides by applicable law and adheres to generally-accepted standards of business ethics. The company does not tolerate any form of business practice running contrary to these rules.

The Code of Corporate Conduct and Business Ethics should be viewed as a document containing the minimal set of standards and requirements adopted in our company for the purpose of facilitating the pursuit of honest and ethical business practices and preventing impropriety. The Code sets out the rules and standards to which employees must adhere in their daily work. In such cases that demand the application of higher standards than those commonly accepted in commercial practice, or that fall under a regulatory act of greater legal force pursuant to applicable law, MTS will adhere to the higher standards.

This Code is not intended as an exhaustive set of rules and does not provide recommendations for every situation that may be encountered in the course of business. So, should you need to make a business decision in a situation not envisioned by the Code, ask yourself the following questions:

1. Is it legal?

2. Is it honest and fair?

3. Is it in the company’s interests?

4. Does it comply with company rules?

5. Would it undermine the reputation of MTS OJSC?

6. Am I authorized to do it?

7. Would I feel comfortable if information about my actions were published in the mass media?

If the answer to any of the foregoing questions is “no,” you should not proceed with what you were considering.

The Code also provides pointers on where to seek advice and what to do in the case of a violation of Code provisions.

The Code applies to members of the Board of Directors, senior management and all other MTS employees. Henceforth throughout the text, employees shall be understood to mean all individuals to whom the Code applies. All employees must be thoroughly familiar with this Code and abide by the principles and procedures set forth herein. The standards of corporate conduct and business ethics presented in the Code also extend to all companies forming part of the MTS Group.

Non-compliance with the binding requirements of the Code can lead to financial losses and result in irreparable damage to the company’s reputation.

The company expects all of its employees to work honestly and conscientiously — a mandatory requirement of employment in the company.

MTS AND ITS EMPLOYEES

MTS has repeatedly been cited by the industry’s leading consulting firms and expert agencies as a premier employer. Boasting a reputation of one of the best employers in the Russian market is one of the keys to our success, which is why caring for our employees is a top priority at MTS. We are convinced our attitude towards our employees largely determines their conscientious behavior at the company.

“I am confident that our key asset is our people. Today, we’re concentrating our efforts on the search for extraordinary, ingenious specialists as well as ongoing employee development within the company. The wide recognition of our high business efficiency is predicated on the outstanding calibre of our personnel.”

Andrei Dubovskov, President, MTS Group

Work environment

The company is invested in fostering a friendly corporate culture and an atmosphere of gratitude, care and recognition for those who help grow our business — our colleagues! The company undertakes to abide by all applicable laws and rules dealing with labor legislation, to ensure the social protection of company employees, and to observe the principle of equal opportunities for all employees based on their professional merits. This applies to all aspects of employment, including hiring, training, promotion, compensation, discipline and dismissal.

The key to the ongoing professional development of company employees is high-quality, timely training.

MTS operates its own Corporate University, an institution whose mission statement is as follows: “We create opportunities for growth, expanding the boundaries of our people and business, to secure a bright future for MTS.”

The company prohibits discrimination and harassment, violence or the threat of violence, as well as any and all inappropriate behavior towards any company employee. MTS strictly adheres to the principle of equal, respectful treatment towards all company employees, irrespective of their personal background and circumstances regarding: gender, ethnicity, nationality, religious beliefs, citizenship, age, physical capabilities, marital status, sexual orientation, culture and/or other legally-protected individual characteristics. All employees are responsible for observing this principle.

Workplace behavior

The company strives to ensure a safe, comfortable work environment for its employees. However, the maintenance and preservation of a healthy work atmosphere also depends on employees’ adherence to the rules of working behavior.

Labor discipline — mandatory subordination of all employees to the requirements established by the internal code of labor conduct and to respective employment agreements, including job descriptions and local regulatory acts. In the event of the violation of labor discipline (commission of a disciplinary offence), i.e. non-performance or improper performance by fault of an employee of the work duties assigned thereto, MTS reserves the right to impose disciplinary sanctions.

Question: What types of behavior are categorically prohibited at the company?

Answer: The company prohibits any behavior posing a risk to human health in the workplace:

•    arriving to work in a state of alcoholic, narcotic or toxic intoxication, as well as the consumption of alcoholic beverages or narcotics;

•    intentional causing of harm to the health or property of other employees;

•    interfering with the work of other employees;

•    smoking in prohibited areas within MTS premises.

All employees are obliged to observe the labor safety requirements and fire safety rules envisioned by applicable Russian Federation law and the company’s local regulatory acts.

MTS employees must treat their work colleagues with respect, lend assistance to new employees, follow the applicable rules of business ethics, and help foster a friendly work atmosphere. Employees are prohibited from using vulgar language when communicating with other employees, counterparties and company clients.

Question: Does the company impose any requirements with respect to observing a specific dress code?

Answer: Yes, working at MTS does require employees to follow a specific dress code. MTS requires its employees to wear formal business attire that does not distract others from their work; athletic wear and sneakers are prohibited. Employees are expected to maintain a neat and tidy appearance, wear clean, well-ironed clothes and polished shoes, have well-groomed hair and pay careful attention to their personal hygiene.

On the final day of the working week, most employees are free to wear more “casual” attire.(1)However, if you’re meeting with clients or company counterparties, you’ll have to wear proper business attire on that day as well.

Employees should spend all of their working time endeavoring to perform their job duties with maximum efficiency, striving to foster and maintain good relationships, strengthening counterparty confidence and enhancing the business image of MTS.

Conflict of interest

The company expects all of its employees to take a conscientious attitude towards the performance of their respective job duties and prohibits the derivation of personal gain from the positions occupied thereby.

A conflict of interest occurs when an employee has any kind of personal relationship, financial interest or other concern that could hinder him/her from acting in the company’s best interests, including in terms of his / her ability to impartially and effectively perform his/her work, and/or which could result in additional financial losses for the company. All employees are obliged to avoid actions or relationships that contradict or are capable of contradicting the company’s best interests.

Conflict of interest — a situation in which the personal interest (whether direct or indirect) of a particular employee (organization representative) influences or is capable of influencing the proper performance thereby of his / her job (work) duties and which gives rise or is capable of giving rise to a conflict between the personal interest of the employee (organization representative) and the rights and legal interests of the organization capable of resulting in damage to the rights and legal interests, property and / or business reputation of the organization where the employee (organization representative) is employed.

Personal interest of an employee (organization representative) — interest of an employee (organization representative) involving the opportunity for the employee (organization representative), while performing his / her job duties, to derive a particular gain in terms of money, valuables, or other tangibles or services and / or other property rights, whether for him / herself or for third parties”(2).

The company has adopted a separate policy, entitled: “Managing conflict of interest”. Should you find yourself in a conflict-of-interest situation or you suspect that such a conflict could arise, you should immediately notify your direct supervisor or the Compliance Department to the case for further guidance, and urgently take measures to eliminate the conflict of interest, where so required by the company.

Why is it so important to protect our company from potential conflicts of interest?

1. In order to prevent possible financial losses for the company.

2. In order to prevent situations in which biased decisions are made against the company’s best interests.

(1) Comfortable daily attire.

(2) Methodological recommendations on the development and adoption by individual organizations of measures for preventing and combating corruption (as approved by the RF Ministry of Labor and Social Protection on 8 November 2013).

3. In order to prevent situations in which the existence of business interests outside the company could hinder an employee from properly performing his / her job duties.

For the purposes of preventing possible conflict-of-interest situations, the company has instituted annual certification for senior management. Upon being hired, new employees are familiarized with the “Managing conflict of interest” policy and required to complete and sign a special form, entitled: “Disclosure of Conflict-of-Interest Information.” Employees who have occupied public office or positions in state /municipal service within the past two years must obtain the additional consent of the respective public organization.

Question: My relative is an MTS OJSC employee just like I am, but he works at one of the company’s other structural divisions. Is this considered a conflict of interest?

Answer: No, a conflict of interest arises when one relative is directly subordinate to another.

Question: The company where I or my relatives serve as cofounders is an MTS supplier. Would that situation be a conflict of interests?

Answer: Yes, if your direct job duties involve the authority to make decisions with respect to that company.

Question: My spouse is an employee of an MTS competitor. Is this a conflict of interests?

Answer: In this case, you must notify your immediate supervisor to that effect, and, where necessary, Compliance officer in order to formulate the best strategy for ensuring that your family ties can’t harm the company.

Gifts and entertainment

The giving and receiving of gifts, as well as attending entertainment or official events, is common business practice, yet in certain situations, it’s a practice that can expose the company’s business to serious risk. For this reason, the company has introduced a number of restrictions establishing the permissible circumstances for the giving and receiving of gifts and event invitations, as well as the criteria which restrict allowable gifts and their recipients.

Within the scope of its broader anticorruption policy, the company has adopted a separate statement “On Gifts and Entertainment at MTS OJSC,” with which all company employees must be thoroughly familiar.

The company permits the giving and receiving of the symbolic gifts typical of common business practice, so long as they comply with the requirements of local law. Russian anticorruption legislation prohibits individuals occupying state positions or holding public office in the various constituent entities of the Russian Federation/at the municipal level from receiving remuneration (loans, financial and / or other types of compensation, services, paid entertainment, vacation, travel reimbursements) and gifts not envisioned by applicable Russian Federation law from private individuals and legal entities in connection with the performance thereby of their official duties(3).

Giving gifts (just as other types of hospitality) to anyone for the purposes of gaining commercial benefit and/or business advancement is unacceptable to MTS.

Gifts and participating in entertainment events must in no way influence an employee’s ability to make fair and impartial business decisions. In other words, gifts and participation in entertainment events must never be offered in exchange for information, favorable attitudes or business opportunities that would not otherwise be offered.

Gifts in cash form or their equivalent (gift cards, vouchers, certificates) are strictly prohibited.

Gifts and entertainment events are not always appropriate, even when they conform to allowable criteria. Each employee is responsible for taking a commonsense approach to such issues. As a rule, it’s permissible for an employee to give gifts or tickets to entertainment events to certain clients and

(3) RF Federal Law # 273 “On Combating Corruption” dated 25.12.2008 counterparties or receive them from such parties, provided the gift or event attendance could not reasonably be interpreted as an inducement or reward for a particular business decision. That said, all costs of gifts and entertainment events must be reflected in the respective expense reports.

Question: A client has invited me to attend an out-of-town conference, and is offering to pay for all related travel and accommodation expenses. Can I accept his invitation?

Answer: The invitation can be accepted, provided that you are not currently in the process of negotiating or making a business decision in favor of the client, and that the conference is directly related to your work speciality, is of practical interest, and will not involve entertainment events for most of the trip.

If you’re in doubt as to whether it’s appropriate to give a gift or invite a client to an event, or you’re worried that a gift that’s been presented to you cannot be accepted under company rules, you should contact your immediate supervisor or a Compliance officer.

All employees must make every effort to refuse or return a gift that fails to comply with the aforementioned rules. If it is not possible to decline or return the gift, the affected employee must immediately report the receipt of the gift to his / her direct supervisor or a Compliance officer, who will be able to provide further guidance on whether it is required to transfer the gift to the company or donate it to the appropriate charitable organization.

Confidential or proprietary information

In the process of working at the company, employees are exposed to information and data of a confidential nature. The list of information material constituting a commercial secret is provided in the company policy, entitled: “Safeguarding of Commercial Secrets.” Their safeguarding against unauthorized access is vital to the success of company operations and could be of tremendous significance to the job security of all employees.

Upon being hired by the company, new employees assume the ethical and legal obligation to refrain from disclosing confidential information or information constituting a commercial secret — even if they subsequently decide to leave the company.

Question: What rules must be followed by an MTS employee who has been entrusted with confidential information in order to guard against its accidental disclosure?

Answer: Such information must never be discussed with anyone other than MTS OJSC employees, must not be discussed in public, or serve as a topic of conversation with friends or family members, insofar as any such discussion would obligate them to maintain its secrecy. What’s more, non-employees may not understand the reasons behind this prohibition, and it would be unreasonable to expect such individuals to remember the precise pieces of information that are subject to non-disclosure.

Other MTS employees, including your work colleagues, should not have access to your work computer, laptop or mobile device. It is recommended to always lock your computer when leaving your workplace.

Take care to safeguard documents containing confidential information, and don’t leave them in the open at your workstation. Use a paper shredder to destroy discarded documents containing confidential information.

All company employees must have a firm grasp of the safety rules in place for the safeguarding of confidential information against disclosure — and abide by them. This is the most effective method for guarding against the accidental disclosure of confidential information.

Safeguarding and use of company property

All company employees are expected to safeguard company resources and assets. Should a company employee suspect that another company employee (including part-time employees, temporary workers, consultants and contract workers) is displaying a negligent attitude towards MTS property or is causing it damage, he/she must report the situation to management. If, for any reason, the employee is not comfortable discussing the issue with management, he / she must contact the appropriate specialists from the company’s Security Unit.

Employees are obliged to safeguard company property and ensure its efficient use for lawful business purposes. Theft, negligence, recklessness and waste can have a direct impact on company profitability. It is prohibited to use company funds or property for any unlawful or improper purpose.

In order to ensure the safeguarding and proper use of MTS property, every company employee must:

•                  take due care to prevent the theft, destruction or misuse of MTS OJSC property;

•                  immediately report actual or suspected instances of the theft, destruction, careless treatment and/or misuse of MTS OJSC property to his/her direct supervisor or Security Unit specialists;

•                  use telephones, other electronic communications devices, written materials and other MTS OJSC property solely for business purposes;

•                  safeguard all electronic programs, data, communications and hard copies against accidental third-party access;

•                  use MTS property strictly for the lawful business purposes envisioned by the respective job duties.

Question: My colleague, while away on a business trip, asked me to send him a work presentation by using his personal email. Can I send it from my work email? After all, he needs it for work.

Answer: You shouldn’t do it. The presentation could contain confidential information concerning the company, and there’s always a risk that material sent in this manner, to external servers, could wind up in third-party hands. You may also expose yourself to the threat of dismissal. The company has made provisions for gaining remote access to one’s work email.

Employees should be aware that MTS OJSC property includes all data and correspondence transmitted and received by the company’s electronic and telephone communications systems or contained therein. MTS OJSC property also includes all written correspondence. To the extent permitted by applicable law, the company has the means and reserves the right to monitor all correspondence, electronic and telephone communication, and gives its consent to its disclosure to and processing by third parties, including law enforcement agencies. Thus, it’s also important to pay attention to message contents, adhere to a professional style, and state pertinent facts in a brief, clear and unambiguous manner.

Question: Why should I follow the rules of correspondence and treat message contents with care when I’m communicating with a colleague?

Answer: Because it’s important. You must always bear in mind that the message could fall into the hands of an unintended party. Moreover, messages sent from the company’s electronic mail system are considered company property and may be used as evidence in a court of law. For example, such seemingly innocuous phrases as “lend assistance,” “incentivize the client” or “thanks for your prompt cooperation” could be interpreted ambiguously and used against you. Just imagine if the contents of your letter were published in a prominent newspaper.

MTS AND ITS CLIENTS

MTS always strives to be “a step ahead” in terms of its service offerings and customer care. All company employees, regardless of their position and functional division, must possess a minimal level of knowledge of company activity and services in order to project the image of a professional MTS representative in any situation.

Handling customer requests

We all have lots of friends and acquaintances who are company subscribers and often contact us for help in resolving service issues. Every employee must seize these opportunities to demonstrate the high level of service offered by our company. Even when it comes to acquaintances, we must always come across as professional MTS representatives and provide accurate information, insofar as our words shape the company’s image.

Employees must have a firm grasp of the billing plans, services and roaming fees in place at the company, know how to find the required information, and where necessary — present it to the client in an intelligent manner.

Employees must know and contribute to the brand’s set of values: simple, accessible, energetic, innovative.

Each and every employee should demonstrate an interest in the company’s products. Moreover, employees should remember the sources of information that can be accessed at any time, such as the website and Customer Service Center — these can and should be recommended to your friends and acquaintances.

Should your acquaintances contact you for a consultation, you can always suggest that they look for the answer to their question, for example, at www.mts.ru, and where possible, take part in the information search yourself. This will create a favorable impression of you as an employee and of the entire company.

Consultation

Client: Hi. I need your help — you work at MTS, don’t you? What’s the cheapest tariff they have?

Employee: The company offers a range of different billing plans. You can choose the one that’s suitable for you by figuring out how often you make calls — and to the numbers of which operators. What’s more, all billing plans offer the option of connecting to services that will help you save money on calls, SMS and Internet use. In order to choose the best billing plan for you, you can visit the MTS website yourself or call the Customer Service Center — my colleagues will be happy to provide you with a consultation.

When responding to a client request, we must always be sure that his expectations are met with respect to the resolution of the issue at hand. It would be impossible to provide standard solutions for all situations, but in atypical situations employees should be guided by the following questions:

1. If I were in the client’s shoes, would I view MTS’ response to the given situation as fair to me and my interests?

2. Would I, finding myself in a similar situation, want my mobile operator to treat me exactly the same way as MTS is planning to treat this client?

3. Can I envision a fairer approach to this MTS client in this specific situation than the one currently under consideration?

4. Would I feel comfortable in front of my friends and acquaintances if information concerning MTS’ planned actions were published in the mass media?

Fair marketing

We make every effort to ensure that our clients receive secure, high-quality roaming services.

MTS always informs its clients on leaving the confines of the home network, via SMS-messages, of the cost of calls and data transmission when in roaming.

MTS provides clients located in roaming with the free of charge opportunity to contact the MTS Customer Service Center and receive an MTS consultation by calling +74957660166.

We don’t send spam to our clients, and don’t allow anyone else to do it.

MTS endeavors to ensure that the total number of informational messages of an advertising nature received by a client in a single month strictly adheres to the contact policy in place at MTS.

MTS does not conduct business with content-service providers who send MTS clients messages containing knowingly-false information.

We track the quality and cost of content.

MTS controls the quality and billing accuracy of content services, whether branded (offered under the MTS brand) or furnished in the form of content-provider services.

MTS does not pursue the commercial launch of content services that have not been subjected to proper quality and billing-accuracy testing (services not accompanied by the requisite positive conclusion of the respective MTS division responsible for testing).

We leave no client complaint unaddressed.

Every complaint from an MTS client (whether submitted verbally or in writing) must be reviewed within the established timeframe and followed-up with a substantiated decision.

MTS regularly analyzes incoming client complaints for the purposes of identifying the real causes of their origination, and develops and implements appropriate corrective measures aimed at the elimination of these causes in order to prevent () their repeated occurrence.

If a company employee is contacted by a friend with a complaint, this signal must under no circumstances be ignored. The friend should be invited to contact the Customer Service Center by calling 88002500890, where Center staff will be happy to get to the bottom of the situation and solve the problem.

Complaint

Client: I was charged 150 rubles yesterday. I didn’t send any SMS, didn’t make many calls, and didn’t go online. To whom at MTS can I send a complaint to get my money back?

Employee: You should call the Customer Service Center and consult a specialist. If the charge was debited in error, they’ll certainly help you to get your money back. You can order an account statement on your profile page on the MTS website or at a conveniently-located MTS store. Let’s go look at the website together!

Combating fraud on communication networks

Fraud on communications networks — the intentional activity of certain individuals, including fraudulent activity, aimed at the unlawful receipt of services and/or unauthorized use of client and/or communications-operator resources without proper payment thereof, the unlawful accessing of official client and / or operator information, including for the purposes of deriving financial gain, as well as other actions aimed at causing damage or other harm to the client and / or the operator. Such activity, in particular, includes: SIM-card cloning, equipment tampering and the generation of international PRS traffic, unauthorized access to subscriber profile pages for the purposes of the siphoning of funds, and the unauthorized termination of international traffic.

The company takes active steps to combat fraud on communications networks.

Fraud involving SMS services, fraudulent content providers — is one of the most widespread types of fraud on communications networks resulting in financial losses borne by subscribers. MTS actively combats such types of fraud. A system has been launched that makes it possible to identify and filter fraudulent SMS-messages and SMS-spam sent to MTS subscribers from the networks of other communications operators, including foreign carriers (telecom operators). We conduct a regular analysis of subscriber complaints against the actions of content providers. In the event that the actions of a specific content provider are deemed unfair, it will be subject to the appropriate penalty sanctions.

Fraud involving the use of GSM and ISUP gateways in communications networks. The company exercises constant control for the purpose of identifying illegally-installed gateways in the MTS network.

Fraud involving the use of data-transmission services. The company has established controls over subscriber over usages in terms of data-transmission services, including when in international and national roaming.

Roaming fraud. The company exercises control over subscriber over usages in terms of voice and data-transmission services when in international and national roaming, as well as control over subscriber connection to “International and National Roaming” and “International Access” services.

For the purposes of improving subscribers’ awareness of corporate efforts aimed at combating fraud, the company has created the website safety.mts.ru, featuring information on measures to protect subscribers from fraud, and the many security services the company offers to its subscribers.

Question: What should a company employee do if he / she becomes aware of an instance of fraud or is contacted by a subscriber with a fraud complaint?

Answer: If the company employee has information concerning instances of fraud against subscribers or the company, the employee must send it to the hotline at: anti-fraud@mts.ru or contact the Head of the Communications Network Anti-Fraud Office at the Information Safety Department.

Subscribers can be directed to the information posted on: http://safety.mts.ru.

Data privacy

As a leading telecom operator, MTS is also a major personal-data carrier and one of the first to bring its personal-data protection system into compliance with the RF Federal Law “On Personal Data,” insofar as maintaining the confidentiality of subscriber information is just as much an operator obligation as the uninterrupted provision of communications services.

Employees working with personal data must abide by the following rules:

•                  the processing of an employee’s personal data must only be undertaken for strictly-defined purposes;

•                  the basis for the processing of personal data when working at MTS OJSC is the respective contract concluded with the subscriber, the respective employment agreement with the concerned employee and/or the subscriber’s consent to the processing of his/her personal information;

•                  the transfer of personal data must only be undertaken in such a way that ensures its confidentiality and protection against unauthorized access;

•                  the processing of special categories of personal data is prohibited, with the exception of those cases envisioned by applicable law.

Question: What is personal data?

Answer: Personal data is any information related to a specific individual (subscriber, employee, visitor, etc.).

Question: What’s encompassed by a special category of personal data?

Answer: A special category of personal data is information concerning racial and/or national background, political views, religious or philosophical beliefs, health or relationship status, private life and other certain categories of data.

Question: What’s encompassed by the category of biometric personal data?

Answer: Biometric personal data encompasses the physiological and biological specifics of a particular individual that can be used to positively identify the individual, and that are utilized by the operator to establish the identity of the data subject.

Question: Whom can I contact if I have a question concerning personal data?

Answer: You can always address any question involving personal data to: privacy@mts.ru or the Information Safety Department.

MTS strives to assure its subscribers of company reliability and guarantees the protection of their personal data. The policy entitled: “Processing of Personal Data at Mobile TeleSystems OJSC” outlines the principles, procedure and terms governing the processing of the personal data of subscribers, MTS OJSC employees and other individuals whose personal data is processed by MTS, as well as the processing of such data by third parties at the instruction of MTS.

MTS AND THE PUBLIC

The development strategy in place at MTS has been developed and is currently being implemented in accordance with public demand and consumer expectations. Its overarching mission is to improve people’s quality of life. At MTS, quality of life is understood to mean the totality of socio-economic or other criteria reflecting a person’s achieved level and degree of prosperity in different areas of his/her life as one of the key prerequisites for the sustainable, social development of civil society and the individual.

Corporate social responsibility

One of MTS’ main objectives is integrate corporate social responsibility (CSR) into all facets of company activities.

We view corporate social responsibility as assuming responsibility for the impact our decisions and operations have on society and the environment by pursuing transparent and ethical business practices that:

•      encourage sustainable development, better health and increased public prosperity;

•      take into consideration the expectations of interested stakeholders;

•      are integrated into company operations through real-world implementation;

•      comply with applicable law and adhere to international rules of conduct;

•      promote better company transparency and improvements to its management system.

The key thrusts of the company’s CSR involve lending support to the innovative activity of talented youth, providing educational projects on safe and productive Internet use by children and seniors, the expansion of corporate volunteering, environmental projects and a philanthropic movement aimed at providing assistance to critically-ill children.

“Children on the Internet” is one of MTS’ biggest projects in the field of CSR. It’s a federal project encompassing a set of educational events incorporating a hands-on exhibit and series of instructional lessons for schoolchildren across Russia. The main goal of the project is to educate children, parents and teachers on the potential risks of Internet use, approaches to defence against web-based threats and the positive opportunities offered by the worldwide web in terms of education, personal development, social networking and leisure pursuits. Learn more at www.safety.mts.ru.

“Telecom Idea” — an open innovation platform aimed at promoting the implementation of promising ideas and advancements developed by young people in the area of telecommunications, as well as the nationwide formation of a professional community of young innovators: www.telecomidea.ru.

“Internet for All Ages” — a federal educational project targeting the Internet use of people from the older generation. It’s a public awareness program involving the training of seniors in Internet literacy and boosting their level of social adaptation in today’s information society: www.svvp.ru.

Every company employee, as a representative of MTS, must adhere to the minimum standards of socially-responsible conduct with respect to users of the information media.

All employees, whether directly or indirectly, bear responsibility for the company’s youngest subscribers and must not facilitate the posting or further distribution of harmful and / or unlawful content. Such content includes unethical material running contrary to commonly-accepted morals and social norms: the widespread network distribution of sexually-explicit images, pornography, a violent online games, games of chance, propaganda promoting an unhealthy lifestyles (consumption of narcotics, alcohol, tobacco, the intentional development of anorexia/bulimia, etc.), scenes of violence, the causing of harm to human health and life, various means of committing suicide, obscenities/offensive language and other such content.

In furtherance of the RF Federal Law “On Combating Internet Piracy,” company employees are prohibited from using or facilitating the use and further online distribution of pirated content.

The company has instituted an MTS corporate volunteer movement called “Simply Be Good”. Within the scope of the movement, volunteers lend assistance to the young wards of sponsored children’s institutions, veterans of the Great Patriotic War (WWII), disabled children and those from underprivileged families. Volunteers organize festivities for them, participate in their ongoing social integration, collect funds for their treatment, and hold campaigns aimed at the promotion of child safety, support for Russia’s student community and preservation of the country’s cultural heritage.

Question: How can I become a volunteer?

Answer: If you’ve decided to become a volunteer, you can register at: csr@mts.ru. You’ll be given information on upcoming events involving MTS volunteers, and you’ll be able to make your own contribution to this noble common endeavor. Follow movement news on the portal by following the “Simply Be Good” logo.

Question: Can an employee initiate a social project on their own?

Answer: Any employee can participate in supporting any community-focused events at their own private initiative, provided they do not violate applicable law or common ethical norms.

As a volunteer representing the company, an employee may only act within the scope of the corporate policy on CSR by agreement with the respective coordinator from the Corporate Social Responsibility Department in the HR Unit.

Philanthropy

MTS propagandizes the ideology of philanthropy. We tell our partners that the social responsibility factor is crucial to building the company’s reputation. A strategic and high-priority thrust of MTS’ philanthropic activity involves the rendering of charitable assistance to critically-ill children in need of urgent medical care whose families cannot afford the cost of the required long-term treatment. Assistance for children in need of urgent care is rendered within the framework of the “Share Kindness!” program, which is coordinated by the MTS Public Relations Department. The principles underlying program work are grounded in transparency, openness and security.

Question: How does MTS ensure the transparency of charitable donations?

Answer: The MTS Security Service checks all appeals for medical assistance in order to prevent fraud, and provides program foundations with specialized consultations.

Funds are transferred to trusted foundations of repute, which in turn forward the funds to the appropriate hospitals, rehabilitation centers and drug purchasers. These foundations provide MTS with strict accounting records, which we then relay to our clients and partners participating in the program.

“(Share Kindness!” only collaborates with foundations that provide targeted assistance to children: Rusfond, Sozidanie, the Center for Humanitarian Programs and Deti Zemli (Children of the Earth).

MTS provides all companies interested in helping specific children with a ready-made, secure and trusted tool.

Another important area of the company’s philanthropic activities involves providing support for the ongoing development of the education and healthcare system, athletics and sport facilities, art and creativity resources, and community-based infrastructure.

In the event that a company employee receives an appeal or request for charitable assistance, whether from an organization or private individual, it must be forwarded to the Public Relations Department, which is responsible for philanthropic programs, or to pr@mts.ru.

Public appearances, statements and interacting with the mass media and social networks

The Press Service is the company’s only division authorized to make official statements, issue press releases and comments, and is also responsible for coordinating all communications by company representatives authorized to interact with the mass media. In the event that a company employee is approached by a member of the media with questions regarding MTS, whether directly or indirectly, he/she must direct this person to the MTS Press Service. MTS Group employees are categorically prohibited from making public comments on their own.

Employees must be cautious and abide by certain rules when posting information about the company on the Internet and communicating on social networking sites. If a company employee who has registered on a social networking site discloses information about his/her place of work, his / her comments could be construed as the company’s official position. Thus, employees are discouraged from making public comments about the actions of competitors or regulators or engaging in defamatory or offensive rhetoric against other users.

In the event that MTS employees are approached by social networkers with complaints or questions, the contact must be reported to blogs@mts.ru. If the employee notices complaints or positive feedback concerning MTS online, these comments can be forwarded to the same address.

MTS employees can participate independently in discussions concerning MTS products. To do so, they must first notify the company’s blog secretary (at blogs@mts.ru, making sure to indicate “For the blog secretary” in the subject line) of the upcoming discussion to coordinate their participation. We strongly discourage employees from taking part in conversations on topics banned from discussion in the public domain as potentially harmful to the company’s reputation and capitalization when appearing in the media.

This restriction extends to the following topics:

•                  technical network malfunctions, billing, MTS services and customer care;

•                  public apologies;

•                  relations with state agencies, regional and municipal authorities, the actions of government bodies, competitors and market partners;

•                  information concerning counterparties and clients;

•                  information concerning the private lives of employees.

Question: I’ve been invited to participate as a speaker at a business conference on behalf of MTS. Is getting the go-ahead from my supervisor enough for me to accept the invitation?

Answer: No. Before confirming your participation, you’ll have to get your speech approved by the Public Relations Department or the respective macro-region Press Service. Before presenting, you’ll also need to familiarize yourself with the speaker’s handbook.

Question: Does participating at a conference as a speaker on behalf of MTS entitle me to answer any questions — even from journalists?

Answer: No, you’re only authorized to answer questions related to your area of specialization. If a question you’re asked goes beyond the scope of the speech approved by the Public Relations Department, you must calmly yet confidently say: “No comment.” That’s a normal stance for any public company. If you get a question from a journalist, you must explain that you’re not authorized to speak with the press, adding that all questions by members of the press should be directed to the Press Service at: pr@mts.ru.

Question: My friend reached out to me on a social networking site, and started complaining about the poor quality of MTS signals. Can I explain to him the reason behind the worsening quality of the signal?

Answer: No. You’ll have to give your friend the appropriate contact information for customer service (at blogs@mts.ru) and ask him to write a detailed message about the crux of the problem. The Customer Service Department will be sure to help.

Environment

We strive to put the world around us into perspective, and are concerned about environmental preservation and the conservation of natural resources. The various initiatives launched at MTS are aimed at caring for the environment. The company organizes and takes part in ambitious municipal environmental projects and propagandizes an eco-friendly culture and environmental-protection activities. MTS actively encourages its employees to participate in the company’s eco-initiatives.

“Eco-Office” — an MTS program aimed at the fostering of ecological knowledge, ethics and culture on the part of company employees. Within the scope of the program, the company organizes various eco-projects envisioning the rational preservation, consumption and recycling of natural resources.

Eco-Telecom — a series of company initiatives, aimed at heightening the environmental awareness of staff and the public alike, that demonstrate the responsibility businesses share for environmental conservation.

Question: What contribution can every employee make towards environmental protection?

Answer: The company has launched a project involving the collection of used batteries and power cells for recycling. Anyone can drop them off at the company’s administrative offices.

MTS AND THE LAW

Company operations are governed by a number of laws and regulatory requirements. Every employee must have a firm grasp of the requirements of the legislative norms binding on company activities. All employees must strictly adhere to the provisions of the policies and regulations developed at MTS in order to ensure the compliance of company operations with the requirements established by the applicable law. Employees must not participate in any acts, or facilitate any acts by third parties, violating any of the laws, rules and / or instructions applicable to MTS.

Anti-money laundering and combating the financing of terrorism

The company fulfills its obligations in the manner prescribed by the applicable legislation in terms of exercising control over operations involving monetary funds or other assets for the purposes of preventing, detecting and interdicting acts associated with the legalization (laundering) of criminal proceeds and financing of terrorism.

MTS exercises mandatory control over such operations, appoints special officials responsible for process implementation, fulfills requirements involving client identification and performs other actions in order to identify organizations and individuals concerning whom sufficient grounds exist to suggest their involvement in terrorist activity (including the financing of terrorism).

Prohibited content

As a responsible operator and Internet provider, and in accordance with the requirements of applicable law, MTS cooperates with the Unified Register of the domain names, website references and network addresses that make it possible to identify websites containing information banned from circulation in the Russian Federation. Access restriction is undertaken in accordance with the requirements and within the timeframe established by applicable law.

If an MTS employee comes across a website whose content, in the employee’s opinion, includes banned information, he / she can independently notify the regulator. The employee can take the initiative and send a message about any resource containing such information to: http://eais.rkn.gov.

Interacting with state agencies

Within its normal course of business, MTS frequently interacts with various state agencies. Regardless of whether the state agency in a given situation is an MTS client or MTS regulator, all employees must interact with state agencies solely within the scope of applicable law and the requirements of internal MTS documents.

Russian law tightly regulates the procedure governing the provision of services to state agencies. When participating in tenders held by state agencies, employees must be exceedingly cautious and stringently adhere to the requirements of all MTS internal documents, including the requirements of the “Anticorruption Legislation” section of this Code.

A similar interaction procedure should be followed in cases where the concerned state agency is issuing any sort of permit, license or approval or otherwise provides MTS with public services.

While MTS always strives to cooperate with state agencies in the performance of their official functions, including the holding of scheduled audits and investigations, any MTS employee receiving an inquiry of any kind from a state agency in the course of such an audit or investigation must immediately contact the appropriate legal department.

Question: I got a call from someone I used to go to school with who now works in the tax inspectorate and he asked me to privately give him some information on a particular MTS deal. He said that the tax inspectorate has the right to request such information. What should I do?

Answer: You must immediately contact your legal department and tell them about the situation so that the competent employees can ensure that MTS’ legal rights and responsibilities are honored.

Anticorruption legislation

The company adheres to the principle of abiding by anticorruption legislation in all types of business relations, regardless of the country in which the company pursues its economic activity.

Pursuant to the rules of anticorruption legislation governing the company, employees are prohibited, whether directly or through an intermediary, from rendering, offering, promising or approving payments in the form of monetary funds or any other valuables, as well as from proffering any financial or other gain or advantage, to any third parties with the intention, by virtue of the official position occupied thereby, of exerting undue influence on their actions (or ensuring their inaction) or inducing or rewarding their improper performance of the official or otherwise legally-envisioned duties entrusted thereto.

Furthermore, all company employees are prohibited, whether directly or through an intermediary, from demanding, approving the acceptance or accepting any payments in the form of monetary funds or any other valuables, as well as any financial or other gain or advantage, where the acceptance of such payments, gains or advantages in and of itself constitutes the improper performance of the official or otherwise legally-envisioned duties entrusted thereto or a reward for their improper performance.

For the purposes of this Code, anticorruption legislation shall be understood to mean Russian anticorruption law, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, and similar anticorruption legislation in countries where the company is engaged in economic activity.

The framework principles and requirements concerning compliance with the provisions of anticorruption legislation governing the company are set forth in the policy entitled: “Anticorruption Laws Compliance Policy” which is binding on all members of the company’s Board of Directors, employees, and subsidiaries/affiliates, as well as on all third parties acting on behalf and / or in the interests of the company.

Question: Why are MTS operations bound by anticorruption legislation in the United States and Great Britain?

Answer: MTS is a public company whose securities have been traded on the New York Stock Exchange since 2000. Registration on the U.S. Exchange entails that foreign companies assume the obligation to comply with a number of requirements envisioned by local law. Thus, aside from requirements mandating the existence of an internal control system, ensuring the reliability of financial reporting and others, MTS operations are governed by the requirements of the U.S. Foreign Corrupt Practices Act (FCPA), which prohibits U.S. companies and foreign companies whose shares are traded on the American stock exchange from engaging in any corrupt activity whatsoever with respect to public officials abroad.

Similarly, MTS operations and those of its primary shareholder are also bound by the requirements of anticorruption legislation in Great Britain. MTS is a subsidiary of a company whose securities have been placed on the London Stock Exchange, which, in conjunction with a host of other factors, may serve as grounds for the application to its operations and the operations of MTS of the requirements of the U.K. Bribery Act.

Competition and anti-trust legislation

Question: Bumping into each other at an industry conference, two of my colleagues from competing companies started a conversation about industry difficulties and suggested coordinating our rate policies in order to support sector profitability. What should I do in that situation?

Answer: You must immediately cease the discussion and at the first opportunity report the incident in detail to the head of the Unit for Corporate and Legal Matters.

Legislation on fair competition exists in all jurisdictions in which MTS Group companies do business. The requirements of such legislation usually focus on the protection of free competition and prohibit collusion among competitors leading to restricted competition and / or the abuse of a dominant position. Violation of the provisions of such legislation can result in fines and other civil, administrative and criminal sanctions, up to and including imprisonment.

In its activities, MTS and its employees will never engage in any negotiations or agreements with competitors, formal or otherwise, aimed at setting prices for goods or services, market sharing or other such actions. Accordingly, MTS employees must always avoid sharing any confidential information with competitors, which includes, first and foremost, marketing plans, company strategies and specific plans with respect to rate policy.

Aside from colluding with competitors, legislation on fair competition may also regulate interactions with suppliers and clients. MTS always strives for fair and equitable relations with all counterparts in all aspects of its business dealings.

Use of insider information

The use of corporate insider information is legally restricted in most of the countries in which MTS securities are traded. The outline of such restrictions, as a rule, is that individuals privy to insider information about a given company are prohibited from conducting transactions involving the securities of that company or passing such information on to third parties for the purposes of conducting transactions. Insider information is information about a company that has not been publicly disclosed and that, if disclosed, could have an impact on the value of the company’s securities. Such information could involve, for example:

•     financial figures;

•     information on upcoming mergers and acquisitions (M&A);

•     information on the obtainment of an important license;

•     information on planned dividends;

•     information on major litigation.

Question: My cousin owns MTS shares and wants to sell them, but I know that in a couple of weeks MTS is going to announce quarterly results that significantly outperform analysts’ forecasts. Can I advise him to hold off on the sale to gain more for the shares?

Answer: Absolutely not. Until announced publicly, information concerning the company’s financial results is considered insider information, and its use, even in the form of advice to a relative, would be a violation on your part of applicable law both in Russia and the U.S.

MTS employees privy to insider information about MTS must not conduct e transactions involving MTS securities, pass such information on with the aim of conducting such transactions or engage in similar acts involving insider information concerning other companies obtained in the course of the performance of their job duties.

In order to assist MTS employees, a policy has been adopted on compliance with the requirements of insider information law. Among other things, the policy establishes closed periods during which the existence of insider information is most likely and throughout which the conclusion of transactions involving MTS securities is restricted for all company employees.

Business transparency and financial statements integrity

MTS OJSC is a public company with securities traded on the Russian and U.S. stock exchanges. Pursuant to regulatory documents governing the operation of the securities market, the company provides the appropriate regulatory authorities with reports on the financial results of its activities, and also discloses a significant amount of non-financial information. This disclosure encompasses the timely and accurate reporting of all material including non-public information that could have an impact on the value of MTS securities. The disclosed information is intended for both external and internal users for the purposes of obtaining an objective view of the results of the company’s financial-economic activities, its plans and areas of further development.

The gathered information must meet the general requirements of the majority of interested participants such as investors, employees, creditors, suppliers and contractors, buyers and customers, state agencies and the general public.

Information disclosure is undertaken in such a way so as to ensure a reasonable balance between informational transparency and protection of the company’s commercial interests. In order to ensure compliance with the requirements of applicable law whose violation could result in considerable financial losses and even the criminal prosecution of the company as a whole and of individual company employees, every employee must play his/her role in participating in the information disclosure system.

That said, the public disclosure of information is only permitted by individuals duly authorized by company management to do so, as enshrined in the company’s internal documents.

In order to ensure the efficient performance of MTS obligations with respect to information disclosure, the company has created a Disclosure Committee and introduced the position of disclosure coordinator, who is responsible for ensuring the accuracy and timeliness of information disclosure to all investors, shareholders and other interested stakeholders.

Question: A personal acquaintance has approached an MTS employee with a request to provide him with certain information about company activities. Does the employee have the right to give out such information?

Answer: Before giving out any kind of information, the employee needs to know exactly what kind of information is being requested by the third party. Company management is responsible for determining the composition and volume of information constituting a commercial/official secret, as well as the procedure for its protection. All company employees are responsible for maintaining the secrecy of confidential information. If the requested information is not confidential, it is subject to open publication in the mass media, or on the official company website, etc., links to it can be sent to the MTS employee’s acquaintance.

Employees responsible for administering accounting records and submitting data for report compilation must guarantee that all business operations are reflected in the company’s financial statements and that accompanying explanations are delivered fully, precisely, promptly and in a format that is easily understood by the user.

Employees must inform their supervisor, and report in the manner specified herein, about any and all known instances of the non-disclosure of assets or liabilities and / or the indication of false or falsified information in order to avoid the onset of legal, financial or other repercussions for MTS and the causing of serious harm to the company’s business reputation.

Question: I heard from a colleague, who works at a major MTS supplier, that they’re having production problems and won’t be able to meet their obligations to supply the equipment needed for the planned expansion of the MTS network. Do I have to disclose this information publicly?

Answer: No. You must immediately pass the information on to the current disclosure coordinator (the relevant information is posted on the internal portal in the section entitled “For Employees” — “Corporate Governance” — “Statement on the MTS OJSC Information Policy”) so that he/she can assess its relevance and the need for its disclosure. In the event of an affirmative conclusion, the information will be disclosed by a duly-authorized MTS employee in accordance with the necessary procedures.

Company accounts and records

Accounting documents fully and precisely reflect the business transactions conducted by the company, and serve as the basis for the compilation of various types of reports and information disclosures in accordance with the requirements of applicable law and based on generally-accepted practice.

Accounting records are the source of data supporting the adoption of important managerial decisions concerning further company development.

Accounting records include financial and management statements, the operating chart of accounts, accounting policies, bookkeeping ledgers, primary accounting documents confirming the conclusion of business transactions, sales invoices, documents on the auditing of financial-and-economic activity, payroll accounts and much more.

The company has put in place approved policies governing the management of accounting documents and requirements concerning their compilation, submission, storage, archiving and destruction.

During the physical destruction of documents, company employees should be guided by the following principles:

•                destruction must always be authorized;

•               documents concerning upcoming or current litigation and investigations are not subject to destruction;

•                 the destruction of documents must be undertaken in such a way that the confidentiality of any information contained therein is maintained;

•      all copies of documents cleared for destruction, including confidential, back-up and reserve copies, must also be destroyed.

Question: When should accounting documents be archived? Can archived documents be used again? Who is authorized to retrieve documents from the archive?

Answer: The archiving of accounting documents must be undertaken in accordance with the company’s approved document management schedule. Prior to being transferred to the enterprise archive, documents must be stored in specially-designated areas or in locked cabinets under the supervision of individuals duly-authorized by the management of the respective division.

The release of archived documents for temporary use by the employees of structural divisions is performed by archive workers, and only on the basis of a special request approved by the manager of the respective division.

Accounting documents may only be seized from the archive by investigative authorities, preliminary inquiry agencies, prosecutors’ offices, courts, tax inspectorates and internal affairs agencies on the basis of their respective decrees, issued in accordance with applicable Russian Federation law.

COMMUNICATING AND REPORTING ON CODE VIOLATIONS

In the event that an employee is uncertain about how to proceed appropriately in a given situation, or he/she thinks that his/her actions could lead to a violation of the Code, he/she should discuss the situation with his/her immediate supervisor, department manager or Compliance officer. Employees can also contact any senior manager in the Security Unit, Control Department, Internal Audit Department, Corporate Law Department or HR Unit.

If a company employee witnesses or learns of a violation of the Code, applicable legislation or the company’s internal documents by other company employees, it is his / her duty to report the issue so as to assist MTS in dealing with the various problems that could arise.

Any employee wishing to report a violation should send the respective message to the “Integrated Hotline”: ethicscommittee@mts.ru or the Control Department hotline: Control@mts.ru. Employees can also contact their immediate supervisor personally or any senior manager.

The company has set up a hotline of the Audit Committee in order to improve the efficiency of the processes involved in preventing and managing the associated risks as well as detecting possible instances of fraud, impropriety and violation in the following areas:

•                  business accounting, tax accounting and reporting,

•                  internal control and internal audit,

•                  asset management and property usage,

•                  financial operations, procurement and logistics, sales and client servicing, contractual relations, third-party payments and other processes essential to business and operating activities,

•                  compliance with commercial secret policies,

•                  compliance with the requirements of applicable law.

Messages concerning violations or suspected violations in the aforementioned areas should be communicated immediately via one of the following contact channels:

•                  by email to: InternalAudit@mts.ru,

•                  by phone to: +7 (495) 766-00-27,

•                  to Director of the Internal Audit Department at MTS OJSC, 12/12 Pankratyevsky Pereulok, Moscow, 107045, RF, marked “Message Program — PRIVATE”.

MTS will review all credible information concerning Code violations. All messages concerning actual or possible Code violations will be considered thoroughly and confidentially, and the individuals providing the pertinent information / may do it anonymously.

MTS strictly prohibits the application of any repressive measures whatsoever against any employee making an effort in good faith to secure assistance and report actual or possible violations.

CONCLUSION

This Code contains the basic principles of business practice at MTS, which adhere to the highest standards of business ethics. All employees bear responsibility for compliance with the Code and are personally responsible for their own actions.

Pursuant to company rules, behavior running contrary to the norms of applicable legislation and / or the Code may result in disciplinary action, including dismissal/termination of the respective employment agreement in accordance with the factual circumstances of each specific case and applicable law. Employees violating applicable law and/or the Code will be obliged to reimburse MTS for the resulting financial losses in accordance with labor legislation and other applicable law, and to pay civil damages, and may also be subject to administrative and criminal prosecution in accordance with applicable law. In such situations, MTS may also face serious losses and fines, as well as the harm caused to the sterling reputation and good standing MTS enjoys in the business community. In other words, the behavior of an employee in his / her capacity as MTS representative that fails to comply with applicable law or the Code may lead to serious consequences for the employee and company alike.

In addition to the Code, each employee must be aware of the separate regulations and policies relating directly to his / her area of work specialization.

Note: Neither the Code nor the issues raised herein may be construed as an employment agreement or guarantee of the continuation of current MTS policy. MTS reserves the right to make amendments, additions and extrapolations to the Code at any time without advance notice.